EXHIBIT 99.1

DIEDRICH COFFEE ANNOUNCES APPOINTMENT OF

NEW CHIEF FINANCIAL OFFICER

IRVINE, Calif., Jan. 3 — Diedrich Coffee, Inc. (Nasdaq: DDRX) announced today that Sean M. McCarthy has been appointed to serve as the new Chief Financial Officer of the Company following the planned retirement of Martin A. Lynch on January 1, 2006.

“On behalf of the Board of Directors, I would like to take this opportunity to thank Marty for his leadership over the past two and a half years,” commented Paul C. Heeschen, Chairman of the Board of Directors. “During his term, Marty guided us through a number of challenging issues. At the same time, I am pleased to announce the appointment of Sean McCarthy as our new Chief Financial Officer. Sean was hired by Marty as the company’s Controller in April 2004 and has served under Marty’s leadership since that time. Sean’s experience working alongside Marty should ensure a smooth transition and I believe Sean will prove to be an extraordinary asset to Steve Coffey in facilitating the growth of our company.”

Prior to becoming Vice President, Controller of Diedrich Coffee, Mr. McCarthy served as Director, Finance for FRD Acquisition Company, Inc. (d/b/a Coco’s & Carrows Restaurants), a subsidiary of Advantica Restaurants Group, Inc., a publicly traded foodservice company. Mr. McCarthy also previously served in various accounting and financial capacities for Taco Bell, Inc. and El Torito Restaurants, Inc. Mr. McCarthy earned a B.S. degree in business management from Pepperdine University and a masters degree in business administration from the University of Southern California.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee and Coffee People. The Company’s 206 domestic retail outlets, the majority of which are franchised, are located in 33 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800-354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com and www.coffeepeople.com.

Forward-Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful management of Diedrich Coffee’s growth strategy, risks that arise in the context of operating a business with significant franchise operations, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 29, 2005.

For further information, please contact Stephen V. Coffey, Chief Executive Officer, at (949) 260-1600.

SOURCE:

Diedrich Coffee, Inc.